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Pricing Supplement dated October 30, 2003	                                    Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			             File No. 333-84692
Prospectus Supplement dated April 4, 2002)

	TOYOTA MOTOR CREDIT CORPORATION

	Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount:  $100,000,000			Trade Date: October 30, 2003
Issue Price: See "Plan of Distribution"		Original Issue Date: November 5, 2003
Initial Interest Rate:  See "Additional 		Net Proceeds to Issuer: $99,990,000
Terms of the Notes -- Interest"			Principal's Discount
Interest Payment Period: Quarterly	 	    or Commission: 0.01%
Stated Maturity Date: November 8, 2004
________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
    (Fixed Interest Rate): 			   Date):
  [ ]  Other Floating Rate Note				  (Fixed Interest Rate):
    (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
    [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
    [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                 [X]  Telerate Page: 3750

  Initial Interest Reset Date: February 5, 2004	Spread (+/-): -0.075%
  Interest Rate Reset Period: Quarterly		Spread Multiplier:  N/A
  Interest Reset Dates: February 5, 2004,		Maximum Interest Rate: N/A
 	  May 5, 2004 and August 5, 2004
  Interest Payment Dates: February 5, 2004,	Minimum Interest Rate:  N/A
    May 5, 2004, August 5, 2004 and Maturity	Index Maturity: 3 month
					Index Currency: U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from November 5, 2003 to November 8, 2004
  [ ]  Other (see attached)

Redemption:
  [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %

Currency:
  Specified Currency:  U.S. dollars
    (If other than U.S. dollars, see attached)
  Minimum Denominations:
   (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


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	Banc of America Securities LLC


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ADDITIONAL TERMS OF THE NOTES

 		Interest

The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on November 3, 2003 minus 0.075%.

Plan of Distribution

Under the terms of and subject to the conditions of an Appointment Agreement dated September 24, 2001 and an Appointment Agreement Confirmation dated October 30, 2003 (collectively, the "Agreement"), between TMCC and Banc of America Securities LLC ("BOA"), BOA, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. BOA may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BOA.

Under the terms and conditions of the Agreement, BOA is committed to take and pay for all of the Notes offered hereby if any are taken.